Exhibit 3.161

OFFICE OF

SECRETARY OF STATE

DREXELL R. DAVIS	FRANKFORT,
Secretary	KENTUCKY

CERTIFICATE OF ASSUMED NAME

KRS 365.015

THIS CERTIFIES THAT THE ASSUMED NAME OF Lakeview Rehabilitation Group Partners has been adopted by Continental Medical of Kentucky, Inc., ANH, Inc., Rehab-Ortho, Inc. and Elizabethtown Rehabilitation Group, Inc.

[THE REAL NAME OF THE ENTITY AS DEFINED IN KRS 365.015(1)]

which is a (YOU MUST CHECK ONE)

☒	General Partnership	☐	Corporation
☐	Limited Partnership	☐	Joint Venture
☐	Business Trust	[Sole Proprietorships are not filed in our office]

organized and existing in the state of Kentucky and whose address in Kentucky is 134 Heartland Drive, Elizabethtown, Hardin County, Kentucky 42701

The Statement of Assumed Name must be executed and acknowledged for a general partnership, by all the partners; for a limited partnership, by a general partner; for a business trust, by the trustees; for a corporation, by its President or Vice President and Secretary or Assistant Secretary; for a joint venture, by its partners. NOTE: Whenever a corporation is acting as a partner, the certificate must be executed and acknowledged by the President or Vice-President and Secretary or Assistant Secretary of each corporation listed as a partner.

This statement of assumed name has been executed by the business entity by:

Continental Medical of Kentucky Inc.		Elizabethtown Rehabilitation Group, Inc.
TITLE	Partner	TITLE	Partner
	By:		By:

ANH, Inc., Partner
TITLE		TITLE
By: /s/ Karl W. Hubbard
Karl W. Hubbard, Secretary
Rehab-Ortho, Inc., Partner
TITLE		TITLE
By:

ACKNOWLEDGEMENT

State of Kentucky	)
) SS
County of Hardin	)

The foregoing instrument was acknowledged before me this 3 day of March 1988, by Karl W. Hubbard, Secretary ANH, Inc.

NAME AND TITLE

on behalf of Lakeview Rehabilitation Group Partners

REAL NAME OF BUSINESS

Filing Fee is $20.00 Submit with original signatures	/s/ [unreadable]